Exhibit 11. Statement regarding Computation of Per Share Earnings
                      (in thousands except per share data)

                                                              Three Months Ended        Six Months Ended
                                                                  June 30,                  June 30,
                                                            --------------------      --------------------
                                                              1996        1995          1996        1995
                                                            --------    --------      --------    --------

Net income ..............................................   $ 6,561     $ 5,161       $12,992     $10,507
                                                            ========    ========      ========    ========

Weighted average number of common shares and equivalents:
      Shares issued .....................................    16,531      16,531        16,531      16,531
      Shares in treasury ................................    (2,168)     (1,309)       (1,943)       (773)
      Shares held by the ESOPs which have not been
        committed to be released ........................    (1,088)     (1,198)       (1,102)     (1,212)
      Shares issuable pursuant to stock option plans
        less shares assumed repurchased at the
        average market price ............................       991         685           950         658
                                                            --------    --------      --------    --------

Number of shares for computation of primary
   earnings per share ...................................    14,266      14,709        14,436      15,204

      Net additional shares issuable pursuant to
        stock option plans at period-end market price ...                    64            41          92
                                                            --------    --------      --------    --------

Number of shares for computation of fully diluted
   earnings per share ...................................    14,266      14,773        14,477      15,296
                                                            ========    ========      ========    ========

Earnings per share:
   Primary ..............................................   $   0.46    $  0.35       $  0.90    $   0.69
                                                            ========    ========      ========    ========

   Fully diluted ........................................   $   0.46    $  0.35       $  0.90    $   0.69
                                                            ========    ========      ========    ========
